                                                   -----------------------------
                                                           OMB APPROVAL
                    UNITED STATES                   OMB NUMBER     3235-0145
           SECURITIES AND EXCHANGE COMMISSION       EXPIRES:  DECEMBER 31, 1997
                WASHINGTON, D.C. 20549              ESTIMATED AVERAGE BURDEN
                                                    HOURS PER RESPONSE... 14.90
                                                   -----------------------------

                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)*


                             Cairn Energy USA Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   127762102
                       --------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2-95)               PAGE 1 OF 11 PAGES

-------------------                                           ------------------
CUSIP NO. 127762102                  13G                      PAGE 2 OF 11 PAGES
-------------------                                           ------------------
--------------------------------------------------------------------------------
  1            NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               John Hancock Mutual Life Insurance Company
               I.R.S. No. 04-1414660
--------------------------------------------------------------------------------
  2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [_]
                                                                      (b) [_]
               N/A
--------------------------------------------------------------------------------
  3            SEC USE ONLY


--------------------------------------------------------------------------------
  4            CITIZENSHIP OR PLACE OF ORGANIZATION

               Commonwealth of Massachusetts
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
  NUMBER OF
   SHARES            -0-
                  --------------------------------------------------------------
BENEFICIALLY      6  SHARED VOTING POWER
  OWNED BY
    EACH             -0-
                  --------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
   PERSON
    WITH             -0-
                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     -0-
--------------------------------------------------------------------------------
  9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.
--------------------------------------------------------------------------------
  10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*

               N/A
--------------------------------------------------------------------------------
  11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               See line 9, above.
--------------------------------------------------------------------------------
  12           TYPE OF REPORTING PERSON*

               IC, BD, IA, HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              PAGE 2 OF 11 PAGES

-------------------                                           ------------------
CUSIP NO. 127762102                  13G                      PAGE 3 OF 11 PAGES
-------------------                                           ------------------
--------------------------------------------------------------------------------
  1            NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               John Hancock Subsidiaries, Inc.
               I.R.S. No. 04-2687223
--------------------------------------------------------------------------------
  2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [_]
                                                                      (b) [_]
               N/A
--------------------------------------------------------------------------------
  3            SEC USE ONLY


--------------------------------------------------------------------------------
  4            CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
  NUMBER OF
   SHARES            -0-
                  --------------------------------------------------------------
 BENEFICIALLY     6  SHARED VOTING POWER
   OWNED BY
     EACH            -0-
                  --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
    PERSON
     WITH            -0-
                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     -0-
--------------------------------------------------------------------------------
  9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.
--------------------------------------------------------------------------------
  10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*

               N/A
--------------------------------------------------------------------------------
  11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               See line 9, above.
--------------------------------------------------------------------------------
  12           TYPE OF REPORTING PERSON*

               HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              PAGE 3 OF 11 PAGES

-------------------                                           ------------------
CUSIP NO. 127762102                  13G                      PAGE 4 OF 11 PAGES
-------------------                                           ------------------
--------------------------------------------------------------------------------
  1            NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               John Hancock Asset Management
               I.R.S. No. 04-3279774
--------------------------------------------------------------------------------
  2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [_]
                                                                      (b) [_]
               N/A
--------------------------------------------------------------------------------
  3            SEC USE ONLY


--------------------------------------------------------------------------------
  4            CITIZENSHIP OR PLACE OF ORGANIZATION

               Commonwealth of Massachusetts
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
  NUMBER OF
   SHARES            -0-
                  --------------------------------------------------------------
 BENEFICIALLY     6  SHARED VOTING POWER
   OWNED BY
     EACH            -0-
                  --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
    PERSON
     WITH            -0-
                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     -0-
--------------------------------------------------------------------------------
  9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.
--------------------------------------------------------------------------------
  10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*

               N/A
--------------------------------------------------------------------------------
  11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               See line 9, above.
--------------------------------------------------------------------------------
  12           TYPE OF REPORTING PERSON*

               HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              PAGE 4 OF 11 PAGES

-------------------                                           ------------------
CUSIP NO. 127762102                  13G                      PAGE 5 OF 11 PAGES
-------------------                                           ------------------
--------------------------------------------------------------------------------
  1            NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               The Berkeley Financial Group
               I.R.S. No. 04-3145626
--------------------------------------------------------------------------------
  2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [_]
                                                                      (b) [_]
               N/A
--------------------------------------------------------------------------------
  3            SEC USE ONLY


--------------------------------------------------------------------------------
  4            CITIZENSHIP OR PLACE OF ORGANIZATION

               Commonwealth of Massachusetts
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
  NUMBER OF
   SHARES            -0-
                  --------------------------------------------------------------
 BENEFICIALLY     6  SHARED VOTING POWER
   OWNED BY
     EACH            -0-
                  --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
    PERSON
     WITH            -0-
                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     -0-
--------------------------------------------------------------------------------
  9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               None, except through its direct, wholly-owned subsidiary, John Hancock Advisers, Inc.
--------------------------------------------------------------------------------
  10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*

               N/A
--------------------------------------------------------------------------------
  11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               See line 9, above.
--------------------------------------------------------------------------------
  12           TYPE OF REPORTING PERSON*

               HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              PAGE 5 OF 11 PAGES

-------------------                                           ------------------
CUSIP NO. 127762102                  13G                      PAGE 6 OF 11 PAGES
-------------------                                           ------------------
--------------------------------------------------------------------------------
  1            NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               John Hancock Advisers Inc.
               I.R.S. No. 04-2441573
--------------------------------------------------------------------------------
  2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [_]
                                                                      (b) [_]
               N/A
--------------------------------------------------------------------------------
  3            SEC USE ONLY


--------------------------------------------------------------------------------
  4            CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
  NUMBER OF
   SHARES            955,000
                  --------------------------------------------------------------
 BENEFICIALLY     6  SHARED VOTING POWER
   OWNED BY
     EACH            -0-
                  --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
    PERSON
     WITH            955,000
                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     -0-
--------------------------------------------------------------------------------
  9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               955,000
--------------------------------------------------------------------------------
  10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*

               N/A
--------------------------------------------------------------------------------
  11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               5.4%
--------------------------------------------------------------------------------
  12           TYPE OF REPORTING PERSON*

               IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              PAGE 6 OF 11 PAGES

        The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
                 FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


       Item 1(a)  Name of Issuer:
                  --------------
                  Cairn Energy USA Inc.

      Item 1(b)  Address of Issuer's Principal Executive Offices:
                 -----------------------------------------------
                 8235 Douglas Avenue, Suite 1221
                 Dallas, TX  75225

      Item 2(a)  Name of Person Filing:
                 ---------------------
                 This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO"), JHMLICO's wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI"), JHSI's wholly-owned subsidiary, John Hancock Asset Management ("JHAM"), JHAM's wholly-owned subsidiary, The Berkeley Financial Group ("TBFG") and TBFG's wholly-owned subsidiary, John Hancock Advisers, Inc. ("JHA").

      Item 2(b)  Address of the Principal Offices:
                 --------------------------------
                 The principal business offices of JHMLICO, JHSI, and JHAM are located at John Hancock Place, P.O. Box 111, Boston, MA 02117. The principal business offices of TBFG and JHA are located at 101 Huntington Avenue, Boston, MA 02199.

      Item 2(c)  Citizenship:
                 -----------
                 JHMLICO, JHAM and TBFG were organized and exist under the laws of the Commonwealth of Massachusetts. JHSI and JHA were organized and exist under the laws of the State of Delaware.

      Item 2(d)  Title of Class of Securities:
                 ----------------------------
                 Common Stock

      Item 2(e)  CUSIP Number:
                 ------------
                 127762102

      Item 3     If the Statement is being filed pursuant to Rule 13d-1(b), or
                 -------------------------------------------------------------
                 13d-2(b) check whether the person filing is a:
                 ---------------------------------------------

                 JHMLICO: (a) (X) Broker or Dealer registered under (S)15 of the
                                  Act.

                          (c) (X) Insurance Company as defined in (S)3(a)(19) of
                                  the Act.

                          (e) (X) Investment Adviser registered under (S)203 of
                                  the Investment Advisers Act of 1940.

                          (g) (X) Parent Holding Company, in accordance with
                                  (S)240.13d-1(b)(ii)(G).

                              PAGE 7 OF 11 PAGES

            JHSI:    (g) (X) Parent Holding Company, in accordance with
                             (S)240.13d-1(b)(ii)(G).

            JHAM     (g) (X) Parent Holding Company, in accordance with
                             (S)240.13d-1(b)(ii)(G).

            TBFG:    (g) (X) Parent Holding Company, in accordance with
                             (S)240.13d-1(b)(ii)(G).

            JHA:     (e) (X) Investment Adviser registered under (S)203 of the
                             Investment Advisers Act of 1940.

     Item 4 Ownership:
            ----------

            (a) Amount Beneficially Owned: JHA has direct beneficial ownership
                --------------------------
                of 955,000 shares of Common Stock. Through their parent-subsidiary relationship to JHA, JHMLICO, JHAM, JHSI and TBFG have indirect beneficial ownership of these same shares.

            (b) Percent of Class:  5.4%
                -----------------

            (c) (i) sole power to vote or to direct the vote: JHA has sole power to vote or direct the vote of the 955,000 shares of Common Stock under Advisory Agreements with eight open-end diversified management companies registered under (S)8 of the Investment Company Act.

                      John Hancock Variable Series Trust 1 -Special Opportunities Portfolio, Sub - Advisory Agreement dated April 15, 1994 - 25,000

                      John Hancock Global RX Fund, Advisory Agreement dated June 24, 1991 - 55,000

                      John Hancock Multi-Sector Growth Fund, Advisory Agreement dated January 30, 1995 - 3,000

                      Boston Safe Deposit and Trust Company as Trustee of the Pension Plan for Personnel in General Agencies of the John Hancock Mutual Life Insurance Company, Advisory Agreement dated January 19, 1994 - 40,000

                      John Hancock Emerging Growth Fund, Advisory Agreement dated December 22, 1994 - 52,000

                      John Hancock Global Resources Fund, Advisory Agreement dated December 22, 1994 -100,000

                      John Hancock Special Opportunities, Advisory Agreement dated January 1, 1994 - 180,000

                      John Hancock Special Equity Fund, Advisory Agreement dated January 1, 1994 - 500,000

                (ii)  shared power to vote or to direct the vote: -0-

                (iii) sole power to dispose or to direct the disposition of: JHA has sole power to dispose or to direct the disposition of 955,000 shares of Common Stock under advisory agreements listed in 4(c)(i) above.

                (iv) shared power to dispose or to direct the disposition of: -0-

     Item 5 Ownership of Five Percent or Less of a Class:
            ---------------------------------------------
            Not applicable.

                            PAGE 8 OF 11 PAGES

     Item 6   Ownership of More than Five Percent on Behalf of Another Person:
              ---------------------------------------------------------------
              See Item 4 above.

     Item 7   Identification and Classification of the Subsidiary which Acquired
              ------------------------------------------------------------------
              the Security Being Reported on by the Parent Holding Company:
              -------------------------------------------------------------
              See Items 3 and 4 above.

     Item 8   Identification and Classification of Members of the Group:
              ---------------------------------------------------------
              Not applicable.

     Item 9   Notice of Dissolution of a Group:
              --------------------------------
              Not applicable.

     Item 10  Certification:
              -------------
              By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                              PAGE 9 OF 11 PAGES

                                   SIGNATURE


     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                      JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                                      By: /s/ Marion L. Nierintz
                                         ---------------------------------------
                                      Name:  Marion L. Nierintz
                                           -------------------------------------
Dated:  2/2/96                        Title: Second Vice President
      --------------------                   -----------------------------------


                                      JOHN HANCOCK SUBSIDIARIES, INC.

                                      By: /s/ Marion L. Nierintz
                                         ---------------------------------------
                                      Name:  Marion L. Nierintz
                                           -------------------------------------
Dated:  2/2/96                        Title: Secretary
      --------------------                  ------------------------------------


                                      JOHN HANCOCK ASSET MANAGEMENT

                                      By: /s/ James H. Young
                                         ---------------------------------------
                                      Name:   James H. Young
                                           -------------------------------------
Dated:  2/2/96                        Title: Secretary
      --------------------                  ------------------------------------


                                      THE BERKELEY FINANCIAL GROUP

                                      By: /s/ Susan S. Newton
                                         ---------------------------------------
                                      Name:  Susan S. Newton
                                           -------------------------------------
Dated:  2/1/96                        Title: Vice President
      --------------------                  ------------------------------------


                                      JOHN HANCOCK ADVISERS, INC.

                                      By: /s/ Susan S. Newton
                                         ---------------------------------------
                                      Name:  Susan S. Newton
                                           -------------------------------------
Dated:  2/1/96                        Title: Vice President
      --------------------                  ------------------------------------

                              PAGE 10 OF 11 PAGES

                                                                       EXHIBIT A

                            JOINT FILING AGREEMENT
                            ----------------------

     John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., John Hancock Asset Management, The Berkeley Financial Group and John Hancock Advisers, Inc. agree that the Initial Schedule 13G, to which this Agreement is attached, relating to the Common Stock of Cairn Energy USA, Inc., is filed on behalf of each of them.


                                      JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                                      By: /s/ Marion L. Nierintz
                                         ---------------------------------------
                                      Name:  Marion L. Nierintz
                                           -------------------------------------
Dated:  2/2/96                        Title: Second Vice President
      --------------------                  ------------------------------------


                                      JOHN HANCOCK SUBSIDIARIES, INC.

                                      By: /s/ Marion L. Nierintz
                                         ---------------------------------------
                                      Name:  Marion L. Nierintz
                                           -------------------------------------
Dated:  2/2/96                        Title: Secretary
      --------------------                  ------------------------------------


                                      JOHN HANCOCK ASSET MANAGEMENT

                                      By: /s/ James H. Young
                                         ---------------------------------------
                                      Name:  James H. Young
                                           -------------------------------------
Dated:  2/2/96                        Title: Secretary
      --------------------                  ------------------------------------


                                      THE BERKELEY FINANCIAL GROUP

                                      By: /s/ Susan S. Newton
                                         ---------------------------------------
                                      Name:  Susan S. Newton
                                           -------------------------------------
Dated:  2/1/96                        Title: Vice President
      --------------------                  ------------------------------------


                                      JOHN HANCOCK ADVISERS, INC.

                                      By: /s/ Susan S. Newton
                                         ---------------------------------------
                                      Name:  Susan S. Newton
                                           -------------------------------------
Dated:  2/1/96                        Title: Vice President
      --------------------                  ------------------------------------

                              PAGE 11 OF 11 PAGES